As Filed With the Securities and Exchange Commission on November 27, 2013

Registration No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

04-3216862
(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(919) 872-5578
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Drutz, M.D.
Chief Executive Officer
DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(919) 872-5578
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copy to:
John D. Hogoboom, Esq.
Lowenstein Sandler LLP
65 Livingston Ave.
 Roseland, New Jersey 07068
(973) 597-2500
_____________________

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share, underlying common stock purchase warrants	5,100,000	$0.56	$2,856,000	$368
Total Registration Fee	5,100,000	$0.56	$2,856,000	$368

(1)  Represents 5,100,000 shares of common stock of the Registrant, par value $0.01 per share, issuable upon exercise of certain outstanding warrants at an exercise price of $0.56 per share, to be offered and sold by the selling stockholders identified in this Registration Statement.  In accordance with  Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares as may become issuable in connection with the shares registered for sale hereby to prevent dilution in connection with stock splits, stock dividends, recapitalizations or similar events.

(2)  Estimated solely for the purpose of computing the amount of the registration fee for the shares of common stock issuable upon the exercise of warrants to be registered in accordance with Rule 457(g) under the Securities Act, based upon the higher of (i) the price at which the warrants may be exercised and (ii) the average of the high and low prices for a share of the Registrant’s common stock as reported on The NASDAQ Capital Market on a date within five business days of the filing of this Registration Statement.

(3)  Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2013

PROSPECTUS

5,100,000 SHARES OF COMMON STOCK

OF

DARA BIOSCIENCES, INC.

OFFERED BY SELLING STOCKHOLDERS

_____________________

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 5,100,000 shares of our common stock, par value $0.01 per share, issuable upon the exercise of outstanding common stock purchase warrants.  We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders.  However, we will receive the proceeds from any cash exercise of the warrants which, if all exercised for cash, would result in gross proceeds to us of $2,856,000.  The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholder may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock trades on The NASDAQ Capital Market under the symbol “DARA.”  The last reported sale price of our common stock on November 25 2013 was $0.47 per share.  You are urged to obtain current market quotations for the common stock.

The 5,100,000 shares of common stock covered by this prospectus are issuable upon the exercise of outstanding warrants that we issued in a private placement transaction completed on October 24, 2013 concurrently with a registered direct offering.  Additional information about the private placement is provided in the section entitled “Description of Private Placement” of this Prospectus.

Investing in our securities involves a high degree of risk.   See “Risk Factors” beginning on page 8 of this prospectus for more information.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is                    , 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process.  Using the shelf registration process, the selling stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “DARA,” the “Company,” “we,” “us” and “our” refer to DARA BioSciences, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors”, together with the additional information described under“Incorporation of Certain Information By Reference”.

About Dara BioSciences, Inc.
Company Overview

We are a North Carolina-based specialty pharmaceutical company primarily focused on the commercialization of oncology treatment and oncology supportive care pharmaceutical products.  Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial proprietary product, Soltamox® (oral liquid tamoxifen).  Soltamox® has been approved by the U.S. Food and Drug Administration (“FDA”) for the prevention and treatment of breast cancer.  On September 7, 2012, we entered into a license agreement with Helsinn Healthcare SA (“Helsinn”) to distribute, promote, market and sell Gelclair®, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid), for the treatment of certain approved indications in the United States. Gelclair is an FDA-cleared product indicated for the treatment of oral mucositis.  In addition, we have a marketing agreement with Innocutis Holdings, LLC pursuant to which we promote Bionect® (hyaluronic acid sodium salt, 0.2%) within the U.S. oncology and radiation oncology marketplace.  Bionect has been cleared by the FDA for the management of irritation of the skin as well as first and second degree burns.

We have a clinical development asset, KRN5500, which is a phase 2 product candidate targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy (CCIPN).  KRN5500 has been designated a Fast Track Drug by the FDA and we have submitted an application and are in the process of seeking orphan drug designation.  We are looking to partner the drug with an established pharmaceutical development company to undertake and support further development costs.

As part of our strategic plan to focus on the commercialization of oncology treatment and oncology supportive care products, on June 17, 2013, we granted T3D Therapeutics, Inc. (T3D) the exclusive worldwide rights to develop and commercialize DB959, an oral, highly selective, dual PPAR nuclear receptor agonist, which we had previously developed through Phase I clinical trials.  Pursuant to our agreement with T3D, we received $250,000 in connection with the execution of the agreement and are to be paid another $250,000 no later than December 20, 2013.  We used the initial $250,000 to pay off $250,000 in existing liabilities payable to Bayer Healthcare LLC (“Bayer”).  The Company is also entitled to receive certain milestone payments upon achievement of certain development milestones by T3D.

On October 25, 2013, we entered into an agreement with Alamo Pharma Services (“Alamo”) pursuant to which Alamo will provide us with a dedicated national sales team of 20 sales representatives to promote our commercial products. In addition, we signed an agreement, exclusive to the oncology market, with Mission Pharmacal (“Mission”) to share in the costs and expenses of the sales force.   The Alamo sales team, in addition to promoting our products Soltamox® (tamoxifen citrate), Gelclair® and Bionect®, will also promote three Mission products: Ferralet 90®, Binosto® (alendronate sodium) and Aquoral®.  We will be responsible for management of the sales force activities. The agreements with Alamo and Mission expand our presence in oncology supportive care and the products complement our portfolio in presenting comprehensive offerings to the oncologist.

 Alamo is a wholly owned subsidiary of Mission. We expect that this sales force will be operational and sales representatives trained and in their assigned territories by late December 2013.  With the expansion of the sales force to 20 sales representatives, we expect our commercial costs to be significantly higher on an annualized basis.

In our sales and marketing efforts we are employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. We believe we can accomplish this through utilization of a contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations as well as collaborative arrangements with third party sales organizations.  As we gain additional commercial experience with our products, we may modify these activities as appropriate.

In order to successfully achieve these goals, having sufficient liquidity is very important since we have generated minimal revenues from operations to date.   Our primary source of working capital has been from the proceeds of investments made in other companies as well as capital raised from the sale of our securities.  We expect to continue to incur operating losses in the near-term.  Our results may vary depending on many factors, including the success of our building a successful sales and marketing organization, our ability to properly anticipate customer needs and the progress of licensing activities of KRN5500 with pharmaceutical partners.  We continue to pursue other in-licensing opportunities for approved products.

Corporate Information

DARA BioSciences, Inc. is a Delaware corporation incorporated on December 30, 1993.  Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is (919) 872-5578. Our Internet address is www.darabio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING

Shares of common stock offered by us	None.
Shares of common stock offered by the selling stockholders	5,100,000 shares issuable upon the exercise of outstanding common stock purchase warrants.
Shares of common stock outstanding before this offering	30,973,850
Shares of common stock outstanding after completion of this offering, assuming full exercise of the common stock purchase warrants overlying the shares offered hereby	36,073,850
Use of Proceeds
We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders.  However, we will receive proceeds upon any cash exercise of the common stock purchase warrants, the underlying shares of which are offered by this prospectus.  See the discussion set forth under the caption “Use of Proceeds.”

NASDAQ Capital Market common stock symbol	DARA
Risk Factors
Investing in our common stock involves a high degree of risk.  You should carefully read and consider the information set forth in this prospectus under the caption “Risk Factors” below for a discussion of factors to consider before deciding to invest in our common stock.

The number of shares of common stock outstanding before and after the offering is based on 30,973,850 shares outstanding as of November 26, 2013, and excludes:

●	231,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock;

●
306,123 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 and Series B-4 preferred stock (subject to further adjustment pursuant to full-ratchet antidilution protection);

●	19,555,303 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.27 per share;

●	3,430,555 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.08 per share;

●	2,614,084 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●
Up to 891,648 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, based upon our Company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012.

DESCRIPTION OF PRIVATE PLACEMENT

On October 22, 2013, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors providing for the issuance and sale in a registered direct offering of 5,100,000 shares of our common stock at an offering price of $0.50 per share (the “Share Offering”).  In a concurrent private placement (the “Private Placement” and, together with the Share Offering, the “Offerings”), we sold to purchasers of shares of our common stock in the Share Offering a warrant to purchase one share of our common stock (each, a “Warrant” and collectively, the “Warrants”) for each share purchased in the Share Offering.  The closing of the sale of the shares (in the Share Offering) and the Warrants (in the concurrent Private Placement) under the Purchase Agreement took place on October 24, 2013 for net proceeds of approximately $2.3 million (after deducting placement agent fees and other expenses payable by us).

In the Private Placement, we issued Warrants covering an aggregate of 5,100,000 shares of our common stock.  Each Warrant issued in the Private Placement entitles the holder to purchase shares of our common stock at an exercise price of $0.56 per share, becomes exercisable on the six month anniversary of the date of issuance (the “Initial Exercise Date”) and expires five years after the Initial Exercise Date.   This prospectus covers the resale by the selling stockholders of the 5,100,000 shares of common stock underlying the Warrants.

Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the "Beneficial Ownership Limitation"); provided, however, that upon 61 days' prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.  The exercise price and number of the shares of our common stock issuable upon the exercise of the Warrants issuable upon exercise of the Warrants are subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants.

The Warrants will be exercisable on a “cashless” basis in certain circumstances, if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common stock underlying the warrants to the warrant holder and all of the underlying shares are not registered for resale by the warrant holder. In addition, in the event of a “fundamental transaction” (as defined in the Warrants) that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model.

We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations with respect to the registration for resale of the shares of common stock issuable upon exercise of the Warrants.  Pursuant to the Purchase Agreement, we agreed to file a registration statement on Form S-3 within 45 calendar days of the date of the Purchase Agreement, providing for the resale of the shares of common stock issuable upon the exercise of the Warrants.  We also agreed to use our commercially reasonable efforts to cause such registration statement to become effective 181 days following the issuance of the Warrants and to keep such registration statement effective at all times until no purchaser in the Private Placement owns any Warrants or shares of common stock issuable upon exercise thereof, until the earlier of (i) the date on which the shares of common stock issuable upon the exercise of the Warrants may be sold without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), without the requirement for us to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect, or (ii) the date on which all of the shares of common stock issuable upon the exercise of the Warrants have been sold under the registration statement or pursuant to Rule 144 or any other rule of similar effect.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks below, as well as those set forth under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, incorporated by reference herein, before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.  The risks and uncertainties we have described are not the only ones facing our Company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operation.  You could lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Documents Incorporated By Reference”.

Risks Related to Our Company and Our Business

We expect to continue to incur losses, and will need to raise additional capital to operate our business.

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future. We expect that the net proceeds of our October 2013 Share Offering and Private Placement, together with our existing cash resources, will be sufficient to fund our operations into the first quarter of 2014. However, if we incur unanticipated expenses, our capital resources may be expended more rapidly than we expect. Additional financing will be required to maintain and expand our business, and such financing may not be available on favorable terms, if at all. We intend to finance our business, in part, through the private placement and public offering of equity and debt securities as needed. We have historically financed our operations primarily from proceeds of registered direct offerings and private placements of equity securities and the sale of securities we acquired through investments made in other companies. In the event that we raise additional equity capital, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional equity securities, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in control.

When we need additional financing, we cannot provide assurance that it will be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

●	continue marketing and sales efforts with respect to Soltamox, Bionect and Gelclair, or begin commercialization of any other products;

●	successfully build a portfolio of additional products for commercialization;

●	successfully out-license, otherwise monetize or commercialize any of our programs; or

●	continue operations.

Our limited operating history may make it difficult to evaluate our business to date and our future viability.

We are in the early stage of operations and development and have only a limited operating history on which to base an evaluation of our current business and prospects. For example, we are in the early stages of building our sales and marketing strategy and organization. Our operations and development are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug development technology and the competitive and regulatory environment in which we operate or may choose to operate in the future.

Our business will be harmed if we do not successfully execute our business strategy.

Our business strategy is to in-license products for commercialization, enter into collaborative agreements with drug manufacturers and out-license or sell our remaining clinical development assets. These measures are critical to successfully building our portfolio of oncological products for commercialization. We may not be able to secure needed licensing or other partnering arrangements, and any such arrangements, even if completed successfully, may not be on terms favorable to us, may not perform as expected, may result in unexpected liabilities and may never contribute significant revenues or cash flow. We depend to a significant extent on the expertise of and dedication of sufficient resources by our licensors, licensees and partners to develop and commercialize products. Each individual licensor, licensee or corporate partner will control the amount and timing of resources devoted by it to these activities. Moreover, the success of any such licenses or other alliances depends in part upon such partners’ own marketing and strategic considerations, including the relative advantages of alternative marketing partners and strategies. Corporate partners may pursue alternative technologies or develop products that are competitive with our products. Disputes may arise between us and one or more of our collaborative partners regarding our collaborative arrangements. In such an event, we may be required to initiate or defend expensive litigation or arbitration proceedings or to seek and attempt to reach agreement with another collaborative partner. We may not be able to resolve successfully a dispute with a collaborative partner or to enter into a satisfactory arrangement with a replacement collaborative partner. If we are not successful in executing our business strategy we will not achieve the revenues we anticipate and our business will be materially harmed.

Our ability to generate revenues or profits from our products will be dependent upon successful implementation and operation of the dedicated sales force that is being contractually provided to us by a third party. Any delays in launching the dedicated sales force, or any failure of our marketing strategy to achieve the desired results, could have a material adverse effect on our financial condition, operating results and stock price.

On October 25, 2013, we entered into agreements with Alamo Phama Services (“Alamo”) and Mission Pharmacal (“Mission”) pursuant to which Alamo will provide us with a dedicated national sales team of 20 sales representatives to promote our commercial products, with the costs and expenses of the sales force to be shared by our Company and Mission. Mission’s existing product portfolio in the oncology supportive care market will also be promoted by the sales force. Our ability to successfully market our product portfolio, and to generate revenues or profits from our products, will depend upon successful implementation and operation of the dedicated sales force that Alamo will be providing to us under contract. While we anticipate that the sales force will be operational with the sales representatives trained and in their territories by late December 2013, there can be no assurances that the necessary implementation and training will be completed in a timely manner or as expected. Even if the sales force is successfully launched, there can be no assurances that the sales representatives will achieve the desired results or that it will be successful in marketing our products. Pursuant to the contractual arrangements governing the sales force, we will be responsible for significant financial obligations whether or not the sales force achieves the desired results, including fixed monthly fees subject to an annual escalator, reimbursement for certain expenses, implementation fees, and recruiting fees in connection with new hires for the sales force. If there are any delays in training and launching the sales force, or if the sales force does not effectively market our products as desired, our financial condition, results of operations and stock price could be materially adversely affected.

The success of any products we may commercialize will depend on the degree of market acceptance by physicians, patients, healthcare payers and others in the medical community.

Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payers and others in the medical community. If these products do not achieve an adequate level of acceptance, we will not generate material product revenues and we will not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the prevalence and severity of any side effects;

●	the efficacy and potential advantages of alternative treatments;

●	the prices of our product candidates;

●	the willingness of physicians to prescribe our products; and

●	sufficient third-party coverage or reimbursement.

Commercialization of a new product or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally.

Commercialization of a new or newly launched product, including Soltamox and Gelclair, or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the following:

●	the products, even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

●	proprietary rights of third parties may prevent us from exploiting technologies or marketing products; and

●	third parties may market superior or equivalent products.

Our ability to commercialize our products will depend on, among other things, our ability to:

●	complete any necessary clinical trials and studies with respect to any partnered clinical assets;

●	obtain and maintain necessary intellectual property rights to our products;

●	obtain and maintain necessary regulatory approvals related to the efficacy and safety of our products;

●	enter into arrangements with manufacturers to provide manufacturing resources; and

●	establish marketing and sales channels.

If we do not successfully execute some of all of these initiatives, our commercialization efforts may not succeed and our business will be materially harmed.

We cannot guarantee that we will be able to effectively market our existing products and product candidates.

A significant part of our success depends on the various marketing strategies we plan to implement. Our business model was historically focused solely on product development, and until the launch of Soltamox, we have never attempted to commercialize any product. We are in the early stages of building our sales and marketing strategy and organization, and have just commenced our contractual arrangements with Mission and Alamo. There can be no assurance as to the success of any such marketing strategy or that we will be able to build a successful sales and marketing organization. If we cannot effectively market those products we seek to commercialize directly, such products’ prospects will be harmed.

We anticipate that initially a relatively small group of products that we commercialize directly will represent a significant portion of net revenues. A decline in the volume or pricing of any of these products, or our inability to satisfy market demand for these products, could have a material adverse effect on our business, financial position and results of operations.

We anticipate that initially sales of a limited number of our products will collectively represent a significant portion of our projected revenues. If the volume or pricing of our largest selling products declines in the future or we are unable to satisfy market demand for these products, our business, financial position and results of operations could be materially adversely affected.

If we are unable to continue to commercialize additional products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

Our future success will depend to a substantial degree on our ability to continue to commercialize new products in a timely and cost-effective manner. The acquisition, development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. We may, however, encounter unexpected delays in the launch of these products, or these products, when fully commercialized by us, may not perform as we expect.

The success of our new product offerings will depend upon several factors, including our ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations for product development and finished product manufacturing in a cost-effective manner. In addition, the acquisition, development and commercialization of new products require significant up-front costs, including costs associated with product development, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

●	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

●	be difficult or impossible to manufacture on a larger scale;

●	be uneconomical to market;

●	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

●	infringe on the proprietary rights of third parties.

We may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed if we are not successful in continuing to develop and commercialize new products.

We plan to rely on third parties for the manufacture of our potential products, and if such parties fail to supply us with finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues could decline and we may not achieve profitability.

We do not, nor do we intend, to manufacture any products ourselves. Instead, we plan to continue to rely on third parties to manufacture the products we seek to commercialize. If the third parties we contract with do not continue to provide these services to us as contracted, we may not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if we encounter delays or difficulties with our manufacturing partners in producing our products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, our third party manufacturers are unable to obtain or deliver sufficient quantities of finished products on a timely basis or we develop any significant disagreements with such parties, the manufacture or supply of our products could be disrupted, which may decrease our sales revenue, increase our operating expenses or otherwise negatively impact our operations. In addition, if we are unable to engage and retain third parties for the supply of finished products on commercially acceptable terms, we may not be able to sell our products as planned.

The manufacture of pharmaceutical products is highly exacting and complex and our manufacturing partners may experience problems during the manufacture of finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If we are unable to find alternative sources of finished products, this could, among other things, lead to increased costs, lost sales and damage to customer relations. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. Problems with respect to the manufacture, storage or distribution of our products could materially disrupt our business and reduce our revenues and prevent or delay us from achieving profitability.

Any loss of our license rights to use certain critical intellectual property from Rosemont, Helsinn or other licensors for any reason would have a material adverse effect on our business.

Soltamox (tamoxifen citrate) oral solution, our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. We are party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd., a U.K. based manufacturer, for rights to market Soltamox in the United States. If we breach or fail to perform the material conditions of, including the minimum sales requirement, or fail to extend the term of the agreements under which we license critical intellectual property from Rosemont or other licensors, we may lose all or some of our rights to such intellectual property, and such loss would have a material adverse effect on our business.

Gelclair is an FDA-cleared product indicated for the treatment of oral mucositis. We are party to an exclusive license and distribution agreement with Helsinn, a Switzerland based company, for rights to market Gelclair in the United States. If we breach or fail to perform the material conditions of the agreement, including the launch and minimum sales requirements, we may lose all or some of our rights to such intellectual property, and such loss could have a material adverse effect on our business.

Bionect is an FDA-cleared product indicated for the management of irritation of the skin as well as first and second degree burns. We are party to an Exclusive Marketing Agreement with Innocutis Holdings, LLC, for rights to promote Bionect in the U.S. oncology and radiation oncology marketplace. If we breach or fail to perform the material conditions of the agreement, including the minimum sales requirements, we may lose all or some or all of our marketing rights to Bionect, and such loss could have a material adverse effect on our business. For a description of the patent infringement suit in which we and Innocutis have been named as defendants, see the risk factor below captioned “We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.”

Our clinical development asset, KRN5500, is in an early stage of development, and we may not be able to successfully partner it.

The drug development process is highly uncertain. KRN5500 is in the early stages of development and has not been approved for commercial sale. We are attempting to partner the drug with an established oncology development company to undertake and support the cost of a Phase 2b program to test for safety and efficacy. Before a drug product is approved by the FDA for commercial marketing, it must be tested for safety and effectiveness in clinical trials that are expensive to conduct and can take many years to complete. Promising results in preclinical development or early clinical trials may not be predictive of results obtained in later clinical trials. In fact, a number of pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. At any time, new safety information may lead the FDA to place a clinical trial on clinical hold, or permanently stop the trial. We or our collaborators may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent our drug candidate from being successfully commercialized, including:

●	failure to achieve clinical trial results that indicate a product candidate is effective in treating a specified condition or illness in humans;

●	safety issues, including the presence of harmful side effects;

●	determination by the FDA that the submitted data do not satisfy the criteria for approval;

●	new information that suggests lack of commercial viability of the drug;

●	failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

●	development of competing therapeutics that are more effective.

We have submitted an application and are in the process of seeking orphan drug designation for KRN5500.  Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.  In addition to the potential for a period of exclusivity, we may be eligible for grant funding of up to $400,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption form the FDA application user fee.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. There can be no assurances that we will receive orphan drug designation for KRN5500.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel (including a sales force).

Our success depends largely on our ability to attract and retain managerial personnel, and to have a fully staffed sales force pursuant to our contractual arrangements with Alamo. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff. The loss of one or more members of our managerial or commercial staff, or any delays in implementing our sales force through Alamo or difficulties in keeping the sales force fully staffed, could have a material adverse effect on our future operations and on the successful development of products for our target markets. The failure to maintain management, particularly our Chief Executive Officer/Chief Medical Officer and our Chief Operating Officer/President, and to attract additional key sales and other personnel could materially adversely affect our business, financial condition and results of operations.

The success of our business depends on our ability to develop and protect our intellectual property rights, which could be expensive.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of pharmaceuticals is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length or term of patent protection we may have for our products. Changes in either patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property or narrow the scope of our patent protection, and any defense of our patent rights would be costly and time-consuming and may adversely affect our overall financial condition and liquidity.

Our patents also may not afford us protection against numerous competitors with similar technology. Patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and in some cases not at all. Therefore, because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to develop the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. Even in the event that our patents are upheld as valid and enforceable, they may not foreclose potential competitors from developing new technologies or “workarounds” that circumvent our patent rights. This means that our patent portfolio may not prevent the entry of a competitive product into the market. In addition, patents generally expire, regardless of their date of issue, 20 years from the earliest claimed non-provisional filing date. As a result, the time required to obtain regulatory approval for a product candidate may consume part or all of the patent term. We are not able to accurately predict the remaining length of the applicable patent term following regulatory approval of any of our product candidates.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. We seek to protect this information in part through confidentiality agreements with our employees, consultants and third parties. If any of these agreements are breached, we may not have adequate remedies for any such breach. Moreover, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by third parties. We intend to fully comply with the law in avoiding such infringements. However, within the drug development industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. We could also become involved in disputes regarding the ownership of intellectual property rights that relate to our technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. Our failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect our ability to meet our expenses and continue operations.

In November 2012, a suit was filed in the United States District Court District of Columbia naming our Company as a defendant. Plaintiff in the suit is GlycoBioSciences, Inc. Also named as defendant is Innocutis Holdings, LLC, with which entity we have an Exclusive Marketing Agreement granting us rights to promote Bionect in the U.S. oncology and radiation oncology marketplace. Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Exclusive Marketing Agreement, Innocutis is required to indemnify us in connection with this lawsuit. As a result, Innocutis has assumed our defense. The defendants filed a motion to dismiss the complaint on February 1, 2013. The litigation is currently stayed pending conclusion of reexamination proceedings in the US Patent and Trademark Office involving the two patents asserted by plaintiff. We believe the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, we believe that the resolution of this matter will not have a material adverse effect on our financial position or results of operations.

Our inability to manage our planned growth could harm our business.

As we work toward building a portfolio of oncology treatment and supportive care pharmaceutical products and a sales organization that will market such products for sale we expect to require additional personnel. As a result, our operating expenses and capital requirements may increase significantly. Our ability to manage our growth effectively requires us to forecast accurately our sales and growth and manufacturing needs and to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our anticipated growth effectively, our business could be harmed.

Risks Relating to the Pharmaceutical Business

The pharmaceutical and biotechnology industries are intensely competitive and we may be unable to successfully compete against competitors with substantially more resources than we have.

In general, the pharmaceutical and biotechnology industries are intensely competitive. The technological areas in which we work continue to evolve at a rapid pace. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and we expect it to increase. Many of these competitors are substantially larger than we are and have substantially greater capital resources, research and development capabilities and experience, manufacturing, marketing, financial and managerial resources than we do. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors.

An important factor in our ability to compete will be the timing of market introduction of competitive products. Accordingly, the relative speed with which we and competing companies can in-license and develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market will be an important element of market success. Other significant competitive factors include:

●	product safety and efficacy;

●	timing and scope of regulatory approval;

●	product availability;

●	marketing and sales capabilities;

●	reimbursement coverage from insurance companies and others;

●	the extent of clinical benefits and side effects of our products relative to their cost;

●	price;

●	patent protection; and

●	capabilities of partners with whom we may collaborate.

There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than ours or that render our products and technologies less competitive or obsolete.

If the healthcare system or reimbursement policies change, the prices of our potential products may be lower than expected and our potential sales may decline.

The levels of revenues and profitability of bio-pharmaceutical companies like ours may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets, pricing or profitability of therapeutic and other pharmaceutical products is subject to governmental control. In the U.S. there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. While we cannot predict whether any legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability. In addition, in the U.S. and elsewhere, sales of therapeutic and other pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. We cannot assure you that any of our potential products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell our potential products on a competitive and profitable basis.

Government regulation of our business is extensive and drug approvals are uncertain, expensive and time-consuming.

The research, development, pre-clinical and clinical trials of any intended products, including ones we may seek to partner with licensees or collaborators, are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad, such as in Europe and Japan. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown adverse events or failure to comply with the applicable manufacturing, packaging, distribution and marketing requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible criminal sanctions.

Currently we have only one clinical candidate, KRN 5500, which we are looking to partner with an established oncology development company to undertake and support the cost for the Phase 2b program. A delay or setback in the partnering efforts with respect to KRN5500 would have a material adverse effect on our ability to realize any benefits from the drug candidate.

Our business, as well as that of our manufacturers, is strictly regulated by the federal and other governments, and there can be no assurance that either we or our manufacturers will be able to maintain full compliance with all applicable regulations.

Clinical testing and manufacture of any intended products, including ones we may seek to partner with licensees or collaborators, are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we or our development partners will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products and criminal prosecution.

Even if our proposed products are approved for market, we will be subject to continuing regulation. We and our collaborative partners, including our manufacturers, will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to pharmaceutical products marketed in the U.S., including labeling regulations, the FDA’s Good Manufacturing Practice requirements, Good Clinical Practices and Good Laboratory Practices, review and response to adverse drug experience reports and regulation governing marketing and promotion of approved drug products. Our failure to comply with applicable regulatory requirements could result in enforcement action or sanctions by the FDA, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions or criminal prosecutions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business exposes us to potential liability for personal injury and product liability claims that could affect our financial condition.

Our business involves the testing of new drugs on human volunteers and the use of our marketed products by patients. This exposes us to the risk of liability for personal injury or death to patients resulting from, among other things, possible unforeseen adverse side effects or improper administration of a drug. Many study volunteers and participants are already seriously ill and are at risk of further illness or death. If we are required to pay damages or incur defense costs in connection with any personal injury claim that is outside the scope of indemnification agreements we have with clients and collaborative partners, if any indemnification agreement is not performed in accordance with its terms or if our liability exceeds the amount of any applicable indemnification limits or available insurance coverage, we could be materially and adversely affected both financially and reputationally. Any such claims may also prevent us from being able to obtain adequate insurance for these risks at reasonable rates in the future.

If we market our products in a manner that violates healthcare fraud and abuse laws, or if we violate false claims laws or fail to comply with our reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, we may be subject to civil or criminal penalties or additional reimbursement requirements and sanctions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition to FDA restrictions on the marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include anti-kickback statutes and false claims statutes. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare program. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending such healthcare items or services may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement in order to have a claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers, reporting inflated average wholesale prices to pricing services that were then used by federal programs to set reimbursement rates and engaging in off-label promotion that caused claims to be submitted to Medicaid for non-covered, off-label uses. Such activities have been alleged to cause the resulting claims for reimbursement to be “false” claims. Most states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

We have initiated our participation in the federal Medicaid Rebate Program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs, in connection with the sale of Soltamox and would anticipate participating in these programs with respect to any future products we may commercialize. Though to date invoices for rebates have not been material, under the Medicaid rebate program, we anticipate paying a rebate to each state Medicaid program for our products that are reimbursed by those programs. Federal law requires that any company that participates in the Medicaid rebate program extend comparable discounts to qualified purchasers under the Public Health Service Act pharmaceutical pricing program, which requires us to sell our products to certain customers at prices lower than we otherwise might be able to charge. If products are made available to authorized users of the Federal Supply Schedule, additional pricing laws and requirements apply. Pharmaceutical companies have been prosecuted under federal and state false claims laws in connection with allegedly inaccurate information submitted to the Medicaid Rebate Program or for knowingly submitting or using allegedly inaccurate pricing information in connection with federal pricing and discount programs.

Pricing and rebate calculations vary among products and programs. The calculations are complex and may be subject to interpretation by us or our contractors, governmental or regulatory agencies and the courts. Our methodologies for calculating these prices could be challenged under false claims laws or other laws. We or our contractors could make a mistake in calculating reported prices and required discounts, revisions to those prices and discounts, or determining whether a revision is necessary, which could result in retroactive rebates (and interest, if any). Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. If this were to occur, we could face, in addition to prosecution under federal and state false claims laws, substantial liability and civil monetary penalties, exclusion of our products from reimbursement under government programs, criminal fines or imprisonment or the entry into a Corporate Integrity Agreement, Deferred Prosecution Agreement, or similar arrangement.

In addition, federal legislation now imposes additional requirements. For example, as part of the PPACA, a federal physician payment disclosure provision based on the Physician Payments Sunshine Act was enacted, which requires pharmaceutical manufacturers to report certain gifts and payments to physicians beginning in 2013. These reports will then be placed on a public database. Failure to so report could subject companies to significant financial penalties.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities conducted by our sales team in the sale of Soltamox, Gelclair and Bionect, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Relating to Our Common Stock

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Our articles of incorporation authorize the issuance of up to (i) 75,000,000 shares of common stock with a par value of $0.01 per share, of which 30,973,850 were issued and outstanding at November 26, 2013, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 578 shares of Series A preferred stock, 50 shares of Series B-2 preferred stock and 100 shares of Series B-4 preferred stock were issued and outstanding at November 26, 2013. Our Board of Directors may choose to issue some or all of the remaining authorized shares to acquire one or more products and to fund our overhead and general operating requirements. The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may in the future continue to be extremely volatile. Many factors could have a significant impact on the future price of our common stock, including:

●	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

●	our failure to successfully commercialize products we license for commercial sale;

●	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

●	changes in our intellectual property portfolio or developments or disputes concerning the proprietary rights of our product candidates;

●	our ability to successfully enter into and maintain manufacturing relationships for our products;

●	progress or future results of partnered assets;

●	progress of regulatory approval of our partnered products and compliance with ongoing regulatory requirements;

●	market acceptance of our products;

●	technological innovations, new commercial products and clinical activities by us, our partners or our competitors;

●	changes in government regulations;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	general economic conditions and other external factors;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	the degree of trading liquidity in our common stock; and

●	our ability to regain compliance with the minimum bid price (and our ability to maintain compliance with other minimum standards) required for remaining listed on the NASDAQ Capital Market.

A significant number of shares of our common stock are issuable pursuant to outstanding shares of convertible preferred stock, options and warrants, and we expect to sell additional shares of our common stock in the future. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

As of November 26, 2013, we had 30,973,850 shares of common stock outstanding. As of November 26, 2013, there were 231,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock, 102,041 shares of common stock issuable upon the conversion of outstanding shares of Series B-2 preferred stock, 204,082 shares of common stock issuable upon the conversion of outstanding shares of Series B-4 preferred stock, 19,555,303 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.27 per share, 3,430,555 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.08 per share, 2,614,084 shares of common stock reserved for future grants and awards under our equity incentive plans and 891,648 shares of common stock reserved for issuance to former Oncogenerix, Inc. stockholders, based upon our achievement of certain revenue or market capitalization milestones during the five year period ending January 2017. The conversion price of the Series B-2 and Series B-4 preferred stock is subject to full-ratchet antidilution protection if we sell any common stock at a price lower than the then-conversion price of the Series B-2 and Series B-4 preferred stock (currently, $0.49).

In addition to the foregoing and the common stock we may issue pursuant to this prospectus supplement, we may issue additional common stock and warrants from time to time to finance our operations. We may also issue additional shares in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants under our equity compensation plans. The issuance of the shares of common stock underlying these instruments, or perception that issuance may occur, will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

If we fail to satisfy applicable listing standards, including maintenance of at least $2.5 million of stockholders’ equity and regaining compliance with the $1.00 minimum bid price requirement, our common stock may be delisted from The NASDAQ Capital Market.

As previously disclosed, on May 13, 2013, we received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that we were not in compliance with the $1.00 minimum bid requirement. In accordance with Marketplace Rule 5550(a)(2), we have been granted extensions, and pursuant to the current extension, the Company has 180 calendar days, or until May 12, 2014, to regain compliance with the minimum $1.00 price per share requirement. To regain compliance, any time before May 12, 2014, the bid price of our common stock must close at or above $1.00 per share for a minimum of 10 consecutive business days.  The NASDAQ Listing Qualifications Staff’s determination to grant the additional 180 day compliance period was based on the Company’s meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ Capital Market, with the exception of the minimum bid price requirement, and our written notice of our intention to cure the deficiency during this second compliance period by effecting a reverse stock split, if necessary.  If we do not cure the deficiency during this second compliance period, NASDAQ will provide the Company with written notification that our common stock will be delisted. Upon such notice, we may appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel pursuant to the procedures set forth in the applicable NASDAQ Marketplace Rules. There can be no assurance that, if we appeal any such determination of the NASDAQ Staff, such appeal would be successful.

There can be no assurances that we will be able to maintain our NASDAQ listing. If our common stock were delisted from NASDAQ, among other things, it would likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

USE OF PROCEEDS

All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.” We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered by this prospectus.

However, we will receive proceeds upon any cash exercise of the Warrants, the underlying shares of which are offered by this prospectus.  If the Warrants are all exercised for cash, this would result in gross proceeds to us of $2,856,000.  We intend to use any proceeds from any such exercise for commercial activities related to Soltamox®, our FDA-approved treatment for breast cancer, Gelclair, our FDA-cleared product for the treatment of oral mucositis, Bionect, our FDA-cleared product for the management of skin irritation and first and second degree burns, and the Mission Pharmacal products, as well as for working capital and general corporate purposes. There is no assurance that the Warrants will ever be exercised.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of 5,100,000 shares of our common stock that may be sold or otherwise disposed of by the selling stockholders and their transferees.  Such shares are issuable to the selling stockholders upon the exercise of the Warrants in the transactions described under the caption “Description of Private Placement” above.

The following table sets forth certain information with respect to each selling stockholder, including (i) the shares of our common stock beneficially owned by the selling stockholder prior to this offering, (ii) the number of shares being offered by the selling stockholder pursuant to this prospectus and (iii) the selling stockholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling stockholders) are sold. The registration of the shares of common stock issuable to the selling stockholders upon the exercise of the Warrants does not necessarily mean that the selling stockholders will sell all or any particular portion of such shares.

The table is based on information available to us as of November 22, 2013, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC  and include voting or investment power with respect to shares of stock.  This information does not necessarily indicate beneficial ownership for any other purpose.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants and other convertible securities held by that person that are convertible or exercisable as of November 22, 2013, or convertible or exercisable within 60 days of November 22,  2013, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  The percentage of beneficial ownership after this offering is based on 30,973,850 shares outstanding on November 22, 2013.

The registration of these shares of common stock does not mean that the selling stockholders will sell or otherwise dispose of all or any of those securities.  The selling stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling stockholders under this prospectus. Furthermore, the selling stockholders may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which the Company filed this prospectus.

None of the selling stockholders have, nor within the past three years have any of them had, any position, office or other material relationship with us or any of our predecessors or affiliates.
.
	Beneficial Ownership Before This Offering		Beneficial Ownership After This Offering
Selling Stockholder (1)	Number of Shares Owned	Shares Offered Hereby (7)	Number of Shares Owned	Percentage of Outstanding Shares
Alpha Capital Anstalt (2)	1,648,713(4)	2,550,000	1,648,713	4.6%
Sabby Healthcare Volatility Master Fund, Ltd. (3)	1,571,393(5)	1,700,000	1,571,393	4.4%
Sabby Volatility Warrant Master Fund, Ltd. (3)	798,197(6)	850,000	798,197	2.2%
__________

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed with the SEC on Schedule 13G.

(2)
Konrad Ackerman is the director of Alpha Capital Anstalt and as such has voting and investment power over the securities owned by this selling stockholder. Mr. Ackerman disclaims beneficial ownership over these shares.  Alpha Capital Anstalt is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(3)
Hal Mintz is the manager of Sabby Management, LLC, which entity serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., and as such Mr. Mintz has voting and investment power over the securities owned by these selling stockholders. Mr. Mintz disclaims beneficial ownership over these shares.  Neither Sabby Healthcare Volatility Master Fund, Ltd. nor Sabby Volatility Warrant Master Fund, Ltd.is a registered broker-dealer or an affiliate of a registered broker-dealer.

(4)
Excludes (i) 306,122 shares of common stock issuable upon conversion of 100 shares of Series B-4 preferred stock, (ii) 400,000 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share, (iii) 1,500,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share, (iv) 3,355,263  shares of common stock underlying Series B-3 warrants exercisable at $1.05 per share and (v) 328,947 shares of common stock underlying Series B-4 warrants exercisable at $1.05 per share.  The terms of each of the foregoing securities include a blocker provision that restricts conversion or exercise to the extent the securities acquired by the holder would represent beneficial ownership in excess of 4.99% of our common stock, subject to the holder’s option, on 61 days’ prior notice to us, to increase or decrease this beneficial ownership limitation to no more than 9.99% of our common stock.

(5)
Excludes (i) 872,800 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share and (ii) 1,000,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share.  The terms of each of the foregoing securities include a blocker provision that restricts conversion or exercise to the extent the securities acquired by the holder would represent beneficial ownership in excess of 4.99% of our common stock, subject to the holder’s option, on 61 days’ prior notice to us, to increase or decrease this beneficial ownership limitation to no more than 9.99% of our common stock.

(6)
Excludes (i) 368,126 shares of common stock underlying Series B-2 warrants exercisable at $0.80 per share and (ii) 500,000 shares of common stock underlying Series B-2 warrants exercisable at $1.00 per share.  The terms of each of the foregoing securities include a blocker provision that restricts conversion or exercise to the extent the securities acquired by the holder would represent beneficial ownership in excess of 4.99% of our common stock, subject to the holder’s option, on 61 days’ prior notice to us, to increase or decrease this beneficial ownership limitation to no more than 9.99% of our common stock.

(7)
The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional shares as may become issuable in connection with the shares registered for sale hereby to prevent dilution in connection with stock splits, stock dividends, recapitalizations or similar events

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes any of their respective pledgees, donees, transferees, assignees and or other successors-in-interest, may, from time to time, sell any or all of their shares of common stock covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

                   LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey.

EXPERTS

Horne LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Horne LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2011  included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.  The address of the SEC’s web site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the shares of common stock covered hereby.  As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement.  You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site is located at http://www.darabio.com. The information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

We incorporate by reference, as of their respective dates of filing, the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 14, 2013 and November 13, 2013, respectively;

●
Our Current Reports on Form 8-K and 8-K/A filed with the SEC on March 5, 2013, April 1, 2013, May 14, 2013, May 14, 2013, June 18, 2013, August 14, 2013, August 19, 2013, October 22, 2013, October 28, 2013, October 29, 2013, October 29, 2013, November 12, 2013 and November 14, 2013 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2013; and

●
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 4, 1994 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615
(919) 872-5578
Attention: Investor Relations

Copies of the documents incorporated by reference may also be found on our website at www.darabio.com.  Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us.  All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$368
Accounting fees and expenses	19,000
Legal fees and expenses	7,500
Miscellaneous	5,000
Total	$31,868

Item 15.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper impersonal benefit. In addition, the certificate of incorporation of the Company provides that the Company shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of the Company’s directors or officers or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 16.  Exhibits.

The exhibits required to be filed as a part of this Registration Statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness;  provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on November 27, 2013.

DARA BIOSCIENCES, INC.

By:	/s/ David J. Drutz
Name: David J. Drutz
Title: Chief Executive Officer and Chief Medical Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Drutz and David Tousley his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David J. Drutz David J. Drutz	Director, Chief Executive Officer and Chief Medical Officer (Principal Executive Officer)	November 27, 2013
/s/ David Tousley David Tousley	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 27, 2013
/s/ Christopher Clement Christopher Clement	Director, President and Chief Operating Officer	November 27, 2013
/s/ Haywood Cochrane Haywood Cochrane	Director	November 27, 2013
/s/ Timothy Heady Timothy Heady	Director	November 27, 2013
/s/ Stephen Jaeger Stephen Jaeger	Director	November 27, 2013
/s/ Gail Lieberman Gail Lieberman	Director	November 27, 2013
/s/ Paul Richardson Paul Richardson	Director	November 27, 2013

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen stock certificate for common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2008)

4.2
Form of Securities Purchase Agreement, dated October 22, 2013, between the Registrant and certain investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 22, 2013)

4.3	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 22, 2013)

5.1	Opinion of Lowenstein Sandler LLP as to legality of securities being registered

23.1	Consent of Horne LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)